Exhibit 10.1


                 SEPARATION, RELEASE AND CONSULTANCY AGREEMENT


     This Separation, Release and Consultancy Agreement (this "Agreement"), dated May 8, 2006 (the "Effective Date"), is entered into by and between DANE
A. MILLER, Ph.D. ("Miller") and BIOMET, INC. (the "Company").

                                    RECITAL

     WHEREAS, Miller and the Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Miller's separation from employment with the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:

     1. Miller shall cease to be a senior executive of the Company and any of its affiliates as of March 27, 2006 ("Separation Date") and shall be paid Miller's normal salary and receive normal benefits through such date. On the eighth day after the Effective Date (assuming no revocation has taken place), Miller shall be paid any accrued but unused personal and vacation days for calendar year 2006.

     2. (a) Miller agrees to be a consultant for the Company and its affiliates for a period from the Separation Date until the Termination Date. In consideration of Miller's acceptance of this Agreement, Miller, or, in the event of Miller's incapacity or death, his estate, heirs, designee(s), successors, or assigns, shall receive from the Company (assuming no revocation has taken place) (i) $4,000,000 on October 1, 2006, (ii) $500,000 on November 30, 2006 and (iii) $500,000 on the last day of each quarter thereafter until (and including) the last day of the first quarter of fiscal year 2010 (the "Termination Date"). The Company shall also reimburse Miller (assuming no revocation has taken place) for the out-of-pocket fees and expenses of the services of a secretary and the provision of an office (not in the Company's facilities), for the period beginning as of October 1, 2006 and ending on the Termination Date, on a yearly basis in an amount not to exceed $100,000, paid monthly, per fiscal year (pro rated for any partial years). The payments under this Paragraph 2 shall cease immediately upon the intentional and material breach by Miller of any provision of this Agreement; provided, however, Miller shall be entitled to respond and defend any alleged intentional and material breach of any provision of this Agreement after receiving notice, in writing, from the Company of the alleged intentional and material breach. Miller and the Company, upon the Company's receipt of written notice from Miller of Miller's intention to defend the alleged intentional and material breach, shall mediate the controversy based upon the asserted intentional and material breach by Miller of this Agreement through a mediator located in any one of the counties contiguous to Kosciusko County, Indiana. The costs of mediation shall be borne equally by Miller and the Company.

     (b) Miller's duties as a consultant for the Company, during the period from the Separation Date until the Termination Date, shall be:


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(i)      tasks reasonably and customarily fulfilled by a consultant of the type and nature of Miller, said tasks to be performed during regular business hours of the Company during the Company's customary work week, Monday through Friday, with the Company providing Miller reasonable notice of the tasks which the Company will request Miller to perform (reasonable notice by the Company to Miller shall be not less than fifteen (15) days written notice by the Company to Miller of the tasks which Miller shall perform for and on behalf of the Company in his capacity as a consultant to the Company), which said tasks shall be issued from the office of the interim Chief Executive Officer or the subsequently named permanent Chief Executive Officer of the Company;

(ii)     the foregoing consultant duties of Miller shall not exceed twenty
         (20) hours per week, an aggregate of not greater than forty (40) hours per month, and an aggregate of not greater than four hundred and eighty (480) hours per year;

(iii) to cooperate in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings, and the Company shall be responsible to pay for Miller, outside of the consultancy compensation set out in Section 2.(a), all expenses for travel, after submitting a written expense report (travel arrangements the same as an outside director, first class), lodging, meals, and related expenses incurred by Miller in providing services to cooperate in providing information in connection with threatened, pending, or future investigations or litigation (related to Miller's duties with the Company up and through the Separation Date); and

(iv) should Miller be required or agrees to perform any such consulting services after the Termination Date, Miller shall be compensated by the Company at the rate of $500 per hour plus expenses as referenced in Subsection 2.(b)(iii).

     3. Beginning on the Separation Date, the Company shall provide Miller and his spouse with coverage under the Company's health care plans in which Miller is entitled to participate as an outside director of the Company for $570 per month. Beginning on October 1, 2006 (assuming no revocation has taken place), the Company shall provide Miller and his spouse with coverage under the Company's health care plans in which Miller is entitled to participate as an outside director of the Company or equivalent coverage until Miller and Miller's spouse turn age 65. If Miller is elected in 2006 as a non-employee director, Miller shall be entitled to all benefits and reimbursements available to outside directors under the Company's then existing policies and procedures.

     4. In accordance with Company policy, Miller agrees that the Company is authorized to open business mail addressed to Miller in the capacity which Miller held through the Separation Date. All other mail and e-mail shall be directed to Miller, at Miller's residence or office address or elsewhere, as directed by Miller: (a) such mail to remain unopened if it is mail received through the normal course of business or by overnight mail from an overnight courier, and (b) all e-mail may be opened by the Company pursuant to Company policies and procedures (all e-mail shall be forwarded by the Company to Miller with Miller returning business related e-mail to the Company, to a person designated by the Company to Miller, for e-mail

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

associated with the business operations, in its normal course, of the Company). Miller shall submit, within seven (7) days after the execution of this Agreement, an address in writing to the Company for the forwarding of Miller's mail and Miller's e-mail address, if different from Miller's current e-mail address. In addition to the foregoing and in an effort to maintain a continuous flow of information directed by e-mail to Miller, the Company agrees to continue to keep Miller's business e-mail address active for three
(3) months following the Separation Date and to provide an auto-reply during such time to external e-mails attaching Miller's forwarding information.

     5. The Company agrees that Miller shall continue to be entitled to any rights to indemnification under the Company's or its affiliates' directors and officers liability insurance, Articles of Incorporation and Bylaws until the Termination Date as if Miller had continued to be an actively employed senior executive of the Company for that purpose, and thereafter with respect to claims relating to the period prior to the Termination Date.

     6. For and in consideration of the payments to be made under Paragraphs 2 and 3 hereof, Miller for Miller, Miller's heirs, executors, administrators and assigns (the "Miller Releasors"), hereby unconditionally releases, discharges and acquits the Company, its subsidiaries, parents, and affiliates, and each of them, and their respective officers, directors, shareholders, partners, employees, agents, and affiliates, and each of them (hereinafter collectively referred to as "Company Releasees") from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, including but not limited to those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of l974, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act and the Family and Medical Leave Act of 1993 and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, the Miller Releasors had, now have or may have against the Company Releasees, whether known or unknown, for, upon, or by reason of, any matter, action, omission, course or tuning whatsoever occurring up to the date of this Agreement, other than (i) the payments described in Paragraphs 2 and 3 above, along with reasonable attorney's fees and costs if Miller sues the Company and is successful, (ii) any rights to benefits under the terms of employee benefit plans maintained by the Company or its affiliates, (iii) rights to indemnification under the Company's directors and officers liability insurance, Articles of Incorporation and Bylaws and (iv) any rights or claims as to which a release is prohibited by law.

     7. It is understood and agreed that the release set forth in the preceding paragraph is intended as and shall be deemed to be a full and complete release of any and all claims that the Miller Releasors may have against the Company Releasees arising out of any occurrence arising before the date of this Agreement and said release is intended to cover and does cover any and all future damages not now known to the Miller Releasors or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising before the date of this Agreement.

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

     The parties understand and expressly agree that this Agreement extends to all claims prior to the date of this Agreement of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present.

     The provisions of Paragraph 6 and this Paragraph 7 shall remain in full force and effect notwithstanding the earlier termination of Miller's consultancy arrangement hereunder but shall not affect any claims arising out of any occurrence arising after the execution of this Agreement by Miller and the Company.

     8. Miller acknowledges that Miller will have knowledge of certain trade secrets of the Company and its affiliates, including information concerning the businesses, operations, future plans, methodologies, and customers of the Company and its affiliates. Miller shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates and their respective businesses, which shall have been obtained by Miller during Miller's prior employment or, in the event the tasks requested to be performed by Miller, reference Subsection 2.(b)(i), result in trade secret information, then such information provided to Miller during Miller's consultancy hereunder and which shall not be or become public knowledge (other than by acts by Miller or representatives of Miller in violation of this Agreement). Miller shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of any opportunity to challenge or limit the scope of disclosure purportedly so required), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data to anyone other than the Company and its affiliates and those designated by it or to an attorney retained by Miller to provide legal advice with respect to this Paragraph 8 and who has agreed to keep such information confidential. The provisions of this Paragraph 8 shall remain in full force and effect notwithstanding the earlier termination of Miller's consultancy agreement hereunder.

     9. While acting as a consultant hereunder for the Company, Miller shall be provided with all rules and policies of the Company and its affiliates, as said rules and policies exist as of the Separation Date, along with all changes to rules and policies of the Company and its affiliates after the Separation Date through the Termination Date, and, therefore, Miller shall then comply with the rules and policies of the Company and its affiliates, including without limitation the Company's code of conduct and compliance policies.

     10. Miller acknowledges that if Miller were to become employed by a competing organization (competing organization, including affiliates, means an organization which creates, develops, manufactures, or distributes appliances or devices currently distributed by the Company or any of the Company's affiliates), Miller's new job duties and the products, services and technology of the competing organization would be so similar or related to those contemplated by this Agreement that it would be very difficult for Miller not to rely on or use the Company's or its affiliates' trade secrets. Miller further acknowledges that Miller, and any competing organization, cannot avoid using the trade secret information, due to the fact that even in the best good faith, Miller cannot as a practical matter avoid using the knowledge of the Company's or its affiliates' confidential methods and trade secrets in Miller's work with a competing organization. Accordingly, Miller will not, (i) while acting as a consultant hereunder for the Company, and (ii) in the event that Miller's consultancy arrangement hereunder is

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

terminated, for a period until the Termination Date (without the written consent of the Company); directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, member, consultant or otherwise with, or have any financial interest in, any business that engages in any business in any of the counties in which the Company or its affiliates does business (as of the date hereof) that competes with any business actively conducted by the Company and its affiliates; provided that ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof. The provisions of this Paragraph 10 shall remain in full force and effect until the Termination Date notwithstanding the earlier termination of Miller's consultancy arrangement hereunder.

     11. While acting as a consultant hereunder for the Company and, after termination of the consultancy arrangement hereunder, for the period until the Termination Date, Miller shall not, directly or indirectly, on behalf of himself or any other person, other than Cindy Hepler, solicit for employment (other than for the Company or any of its affiliates) any person known by Miller to be employed at the time by the Company or any of its affiliates. The provisions of this Paragraph 11 shall remain in full force and effect until the Termination Date notwithstanding the earlier termination of Miller's consultancy arrangement hereunder.

     12. By signing and returning this Agreement, Miller acknowledges that
Miller:

     (a) has carefully read and fully understands the terms of this Agreement;

     (b) is entering into this Agreement voluntarily and knowing that Miller is releasing claims that Miller has or believes Miller may have against the Company;

     (c) has hereby been advised by this Agreement that Miller has the right to consult with an attorney of Miller's choosing prior to signing this Agreement; and.

     (d) is giving this release of claims in return for consideration to which Miller, or in the event of Miller's death or incapacity to Miller's designated appointee(s), heirs, successors, or assigns, otherwise would not have been entitled, to wit, any compensation and benefit enhancements beyond those that Miller would otherwise be entitled to pursuant to the Company's policies and practices.

     13. Miller and the Company each agree not to make any statement which a reasonable person would consider disparaging to the Company, its officers or its directors on the one hand and Miller on the other. The provisions of this Paragraph 13 shall expire on the Termination Date and shall remain in full force and effect until the Termination Date notwithstanding the earlier termination of Miller's consultancy arrangement hereunder.

     14. Except as specifically set forth in this Agreement to the contrary, Miller agrees to return all Company property in Miller's possession to the Company on or before thirty (30) days following the Separation Date.

     15. Miller acknowledges and agrees that any breach of the restrictive covenants contained in Paragraphs 8, 10, 11, and 13 (collectively referred to as the "Restrictive

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

Covenants") will result in irreparable injury to the Company. The Company would not have agreed to the terms and the provisions of this Agreement but for the Restrictive Covenants. Miller agrees that, in the event of such a violation or threatened violation, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, geographical scope of such provision, or such other reason as determined by a court, as the case may be, then said covenant or covenants shall be reduced/modified so that such unenforceable provision becomes enforceable and, in its reduced/modified form, such provision shall be enforced.

     16. This Agreement sets forth the entire agreement between the parties regarding Miller's separation from the Company, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof and may only be amended by a written agreement signed by the parties hereto.

     17. Miller agrees and understands that neither the content nor the execution of this Agreement shall constitute or be construed as any implied or actual admission by the Company of any liability to or of the validity of any claim by Miller that Miller is entitled to additional compensation or a continuation of consultancy arrangement hereunder or that the Company engaged in any wrongdoing.

     18. Miller hereby represents and agrees that in entering into this Agreement, Miller has relied solely upon Miller's own judgment, belief and knowledge and Miller's own legal and other professional advisors and that no statement made by or on behalf of the Company has in any way influenced Miller in such regard.

     19. Miller hereby represents and warrants to the Company that Miller has not assigned any claim Miller may or might have against the Company to any third party.

     20. Each party shall pay its own attorneys' fees, costs and expenses related to this Agreement.

     21. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

     22. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Agreement which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.

     23. The provisions of this Agreement are severable. If any provision of the Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Agreement.

     24. Miller may review and consider this Agreement for a period of up to twenty-one (21) days from the date of submission to Miller of the signature form of this Agreement, May 8, 2006, Miller agrees and understands that Miller's failure to execute this Agreement and to return

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

this signed document on or before twenty-one (21) days after the date of submission to Miller of the signature form of this Agreement will release the Company from any obligation to enter into this Agreement.

     25. As a consultant, Miller shall be an independent contractor and not an employee of the Company; however, Miller's status as a non-employee director of the Company shall continue as reflected in Section 3 hereof with all of the related benefits, including, but not limited to, health care coverage and expense reimbursement, as an outside director.

     26. Miller and the Company acknowledge and agree that Miller shall retain his cellular phone, PDA, and laptop computer, along with the vehicle in Miller's possession for which the Company paid for a monthly lease amount of $300 through September 30, 2006 at which time the assets will be transferred to Miller. Effective upon thirty (30) days written notice to Miller by the Company, the aircraft lease between the Company, on the one hand, and Miller or his affiliate, on the other hand, shall be terminated.

     27. Furthermore, Miller shall be entitled to revoke this Agreement within seven (7) days after Miller's timely execution of same (which execution may be as late as May 29, 2006), by delivering a written revocation to the Company. If Miller so revokes or if Miller fails to execute this document, this Agreement shall be null and void and of no force and effect.

Agreed and Accepted:



  /s/ DANE A. MILLER
---------------------------
DANE A. MILLER


Agreed and Accepted for BIOMET, INC.



  /s/ DANIEL P. HANN
---------------------------
Name:  DANIEL P. HANN
Title: Interim President and Chief Executive Officer